CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-227949) and Forms S-8 (Nos. 333-227947, 333-226532, 333-225625, 333-225623, 333-220890, 333-219828, 333-208346, 333-206783 and 333-205609) of PayPal Holdings, Inc. of our report dated February 7, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in presentation of certain operating expenses on the consolidated statements of income discussed in Note 1, as to which the date is September 16, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
September 16, 2019